NEWS RELEASE For More Information: Frank B. O’Neil, IRC Sr. Vice President, Corporate Communications & Investor Relations 800-282-6242 • 205-877-4461 • FrankONeil@ProAssurance.com

ProAssurance Accelerates Reporting of Results for First Quarter 2019
BIRMINGHAM, AL – (PRNewswire) – April 25, 2019 – ProAssurance Corporation (NYSE: PRA) reports the following results for the three months ended March 31, 2019. We are releasing results earlier than previously announced, upon the substantial completion of the quarterly financial close process. We expect to timely file our quarterly report on Form 10-Q when our usual quarterly financial close process is finalized.

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
	Three Months Ended March 31
($ in thousands, except per share data)	2019	2018	% Change
Revenues
Gross premiums written*	$279,826	$243,010	15.1%
Net premiums written	$245,742	$215,132	14.2%
Net premiums earned	$208,149	$187,159	11.2%
Net investment income	$22,818	$22,027	3.6%
Equity in earnings (loss) of unconsolidated subsidiaries	$(810)	$1,640	(149.4%)
Net realized investment gains (losses)	$36,623	$(12,517)	392.6%
Other income (expense)*	$2,095	$2,723	(23.1%)
Total revenues*	$268,875	$201,032	33.7%
Expenses
Net losses and loss adjustment expenses	$159,755	$129,786	23.1%
Underwriting, policy acquisition and operating expenses*	$61,392	$57,360	7.0%
Total expenses*	$230,264	$192,598	19.6%
Income tax expense (benefit)	$6,961	$(3,422)	303.4%
Net income (loss)	$31,650	$11,856	167.0%
Non-GAAP operating income	$4,163	$21,487	(80.6%)
Weighted average number of common shares outstanding
Diluted	53,808	53,682	0.2%
Earnings per share
Net income (loss) per diluted share	$0.59	$0.22	168.2%
Non-GAAP operating income per diluted share	$0.08	$0.40	(80.0%)
* Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 13 of the of the Notes to Condensed Consolidated Financial Statements in the March 31, 2019 Form 10-Q for amounts by line item, which is scheduled to be filed by May 2, 2019.

CONSOLIDATED KEY RATIOS
	Three Months Ended March 31
	2019	2018
Current accident year net loss ratio	81.7%	81.5%
Effect of prior accident years’ reserve development	(4.9%)	(12.2%)
Net loss ratio	76.8%	69.3%
Expense ratio	29.5%	30.6%
Combined ratio	106.3%	99.9%
Operating ratio	95.3%	88.1%
Return on equity*	8.2%	3.0%
* Quarterly computations of ROE are annualized

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Management Commentary
“Our concern about the broad loss trends in healthcare professional liability continues to have a major impact on operating results, and this increasing severity will likely affect our results for the foreseeable future. Our view of these trends influences our current accident year loss picks, which continue to rise, and leads us to increased caution in our analysis of prior period reserves, both of which have a significant impact on the operating results of our largest operating segment, Specialty P&C. We make no apology for taking the actions needed to protect our balance sheet, no matter the short-term impact. This is consistent with our long-term strategy and the long tail nature of our business. As has historically been the case the caution we take in establishing our reserves allows us to focus on our future without undue concerns about past liabilities, something that will be especially important as Mike Boguski and his team bring together all of our Specialty P&C operations under unified leadership. All of this overshadows several positive aspects of the quarter, including higher renewal pricing, solid retention of existing business, continued profitability in our Workers’ Compensation Insurance segment, and a recovery of the majority of last quarter’s mark-to-market losses in our equity trading portfolio resulting in a quarter-over-quarter increase in net income,” said Stan Starnes, the Chairman and Chief Executive Officer of ProAssurance.
First Quarter 2019

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Consolidated gross premiums written were $280 million, an increase of $36.8 million, or 15.1% over the first quarter of 2018. In our Lloyd’s Syndicates segment, gross premiums written were $23.6 million, an increase of $11.2 million or 90.8%, quarter-over-quarter. Gross premiums written in our Specialty P&C segment were $166.4 million, an increase of $25.9 million or 18.4% quarter-over-quarter. In our Segregated Portfolio Cell Reinsurance segment, gross premiums written were $36.4 million, an increase of $4.0 million or 12.4% over 2018’s first quarter. Gross premiums written in our Workers’ Compensation Insurance segment were $89.4 million, a decline of $2.3 million or 2.5% from last year’s first quarter.

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Net premiums earned increased $21.0 million, or 11.2% quarter-over-quarter. Net premiums earned in our Specialty P&C segment were $124.1 million, an increase of 7.9% over the first quarter of 2018. In our Workers’ Compensation Insurance segment, net earned premiums were $45.9 million, up 7.6% compared to the year-ago quarter. In our Segregated Portfolio Cell Reinsurance segment, net premiums earned were $19.5 million, a 14.5% quarter-over-quarter increase. Net premiums earned in our Lloyd’s Syndicates segment were $18.6 million, a quarter-over-quarter increase of 49.4%.

•	Our coordinated sales & marketing programs produced $8.5 million of business in the quarter and broker submissions increased 15.6% over the first quarter of 2018.

•	Our consolidated current accident year net loss ratio was 81.7%, essentially unchanged quarter-over-quarter.

•	Net favorable prior year reserve development in the first quarter of 2019 was $10.3 million, compared to $22.8 million in the prior year quarter.

•
The consolidated underwriting expense ratio was 29.5%, just over a one point decline, quarter-over-quarter, due to the increase in net premiums earned which outpaced the increase in consolidated DPAC amortization.

•
Net realized investment gains were $36.6 million in the quarter, primarily reflecting mark-to-market adjustments in our equity trading portfolio. This compares to net realized investment losses of $12.5 million in the first quarter of 2018.

•
Our consolidated net investment result was $22.0 million, a decline of $1.7 million compared to the first quarter of 2018. The decline in our consolidated net investment result was primarily due to a $2.5 million quarter-over-quarter decline in earnings from our unconsolidated subsidiaries, partially offset by an increase of approximately $800,000 in net investment income primarily attributable to higher earnings from our short-term investment holdings due to higher interest rates.

•
We recorded tax expense of $7.0 million in the quarter, compared to a tax benefit of $3.4 million in the first quarter of 2018. This was primarily driven by an increase in deferred taxes on the unrealized gains on our trading portfolio in the quarter.

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Non-GAAP Financial Measures
Non-GAAP operating income is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income, we have excluded the after-tax effects of the items listed in the following table that do not reflect normal operating results. We believe Non-GAAP operating income presents a useful view of the performance of our insurance operations; however, it should be considered in conjunction with net income computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income:

RECONCILIATION OF NET INCOME TO NON-GAAP OPERATING INCOME
	Three Months Ended March 31
(In thousands, except per share data)	2019	2018
Net income (loss)	$31,650	$11,856
Items excluded in the calculation of Non-GAAP operating income:
Net realized investment (gains) losses	(36,623)	12,517
Net realized gains (losses) attributable to SPCs which no profit/loss is retained (1)	1,741	(410)
Guaranty fund assessments (recoupments)	88	84
Pre-tax effect of exclusions	(34,794)	12,191
Tax effect, 21% (2)	7,307	(2,560)
After-tax effect of exclusions	(27,487)	9,631
Non-GAAP operating income	$4,163	$21,487
Per diluted common share:
Net income (loss)	$0.59	$0.22
Effect of exclusions	(0.51)	0.18
Non-GAAP operating income per diluted common share	$0.08	$0.40
(1) Net realized investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment and the portion of operating earnings, including the gain or loss, net of our participation, is due to the external cell participants through the SPC dividend expense (income). To be consistent with our exclusion of net realized investment gains (losses) recognized in earnings, we are excluding the portion of net realized investment gains (losses) that is included in the SPC dividend expense (income) which is due to the external cell participants.

(2) The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items listed above. Excluding net realized investment (gains) losses, which are discrete items and are tax effected at the annual expected statutory tax rate in the period they are included in net income, our effective tax rate for the respective periods was applied to these items in calculating net income. See further discussion under the heading "Taxes" in the Executive Summary of Operations section of our March 31, 2019 Form 10-Q expected to be filed by May 2, 2019.

BALANCE SHEET HIGHLIGHTS
(In thousands, except per share data)	March 31, 2019	December 31, 2018
Total investments	$3,414,614	$3,349,382
Total assets	$4,717,108	$4,600,726
Total liabilities	$3,155,212	$3,077,724
Common shares (par value $0.01)	$631	$630
Retained earnings	$1,586,393	$1,571,847
Treasury shares	$(417,277)	$(417,277)
Shareholders’ equity	$1,561,896	$1,523,002
Book value per share	$29.06	$28.39
Capital Management
We have not repurchased any shares of our stock in 2019 and did not repurchase any shares in 2018. As of April 25, 2019, approximately $110 million remains available in our Board-authorized stock repurchase program. In March 2019, our Board of Directors declared a regular dividend of $0.31 per share, which was paid on April 22, 2019.

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Conference Call Information
ProAssurance management will now discuss first quarter 2019 results during a conference call at 9:00 a.m. ET on Friday, April 26, 2019. This replaces the call originally scheduled for Friday, May 3, 2019. We invite anyone who would like to participate in the call to dial (888) 349-0134 (US), (855) 669-9657 (Canada) (toll free) or (412) 317-5145; no access code is required. We will webcast the call at Investor.ProAssurance.com. A replay will be available by telephone through at least December 31, 2019 at (877) 344-7529 (US), (855) 669-9658 (Canada) (both toll-free), or (412) 317-0088, using access code 10128025. A replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The Company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for twelve straight years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2019	2018	% Change
Gross premiums written	$166,431	$140,520	18.4%
Net premiums written	$140,657	$118,848	18.4%

Net premiums earned	$124,067	$114,947	7.9%
Other income	1,209	1,256	(3.7%)
Total revenues	125,276	116,203	7.8%

Net losses and loss adjustment expenses	(107,658)	(83,522)	(28.9%)
Underwriting, policy acquisition and operating expenses	(29,615)	(27,980)	(5.8%)
Total expenses	(137,273)	(111,502)	(23.1%)
Segment operating results	$(11,997)	$4,701	(355.2%)

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended March 31
	2019	2018
Current accident year net loss ratio	93.1%	90.6%
Effect of prior accident years’ reserve development	(6.3%)	(17.9%)
Net loss ratio	86.8%	72.7%
Underwriting expense ratio	23.9%	24.3%
Combined ratio	110.7%	97.0%
Gross premiums written in the Specialty P&C segment were $166.4 million, an 18.4% increase from first quarter 2018. Compared to last year’s first quarter, twelve month term physician premiums increased $19.9 million which reflected timing differences of $6.8 million related to a few large policies that shifted their 2018 renewal dates to the first quarter of 2019. Excluding the effect of these timing differences, twelve month term policies increased $13.1 million as compared to the first quarter of 2018. The increase was primarily due to new business written and an increase in premium assumed in

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which we participate on a quota share basis. The growth in our twelve month term policies was partially offset by a decline in twenty-four month term policies of $1.6 million which reflected the normal cycle of renewals. Premiums in our healthcare facilities line grew 47.3% quarter-over-quarter, to $22.2 million. The increase in our healthcare facilities premium was driven by new business, timing differences related to the renewal of certain policies and an increase in renewal pricing due to changes in the loss experience of a few large policies. New business in the first quarter of 2019 totaled $20.9 million, including $14.4 million of new physician business and $4.3 million of new healthcare facilities business.
Our premium retention rate in physician professional liability, the largest line in this segment, was 91% in the quarter, unchanged from the year-ago quarter; premium retention in healthcare facilities was 71% compared to 86% in the first quarter of 2018. The decrease in retention in our healthcare facilities line is due to the loss of a single large policy due to price competition, which underscores the fact that retention in the healthcare facility line can be more volatile given the size of average premiums and competition. Renewal pricing on physician business increased 4% quarter-over-quarter, and renewal pricing in our healthcare facilities line was 13% higher, quarter-over-quarter.
The current accident year net loss ratio was 93.1%, an increase of approximately three points over first quarter 2018. The increase in the current accident year net loss ratio was primarily due to the effect of a reduction during the first quarter of 2018 to ceded premiums owed under reinsurance agreements for prior accident years which increased net premiums earned during the 2018 three-month period; however, no such adjustments were made during the 2019 three-month period. As in previous quarters, the increase is, in part, the result of our consideration of potential higher severity trends associated with large, more complex risks. In addition, the increase in the current accident year net loss ratio was due to changes in the mix of business including a higher volume of earned premium in our excess and surplus lines of business. As we further penetrate the facility and large group space, we are writing a majority of these risks on an excess & surplus lines basis, and many are booked at a higher initial loss ratio due to the uncertainty of the ultimate loss experience.
Net favorable prior year reserve development, which is also affected by our cautious analysis of current loss trends, was $7.9 million, compared to $20.6 million in the year-ago quarter. While we have not seen signs of increased severity in our paid losses, we remain concerned about these loss trends in the broader market.
WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2019	2018	% Change
Gross premiums written	$89,354	$91,667	(2.5%)
Net premiums written	$51,407	$55,481	(7.3%)

Net premiums earned	$45,939	$42,700	7.6%
Other income	729	851	(14.3%)
Total revenues	46,668	43,551	7.2%

Net losses and loss adjustment expenses	(30,443)	(27,825)	(9.4%)
Underwriting, policy acquisition and operating expenses	(14,192)	(13,030)	(8.9%)
Total expenses	(44,635)	(40,855)	(9.3%)
Segment operating results	$2,033	$2,696	(24.6%)

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended March 31
	2019	2018
Current accident year net loss ratio	68.2%	66.1%
Effect of prior accident years’ reserve development	(1.9%)	(0.9%)
Net loss ratio	66.3%	65.2%
Underwriting expense ratio	30.9%	30.5%
Combined ratio	97.2%	95.7%

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Gross premiums written in the Workers’ Compensation Insurance segment decreased 2.5% quarter-over-quarter, to $89.4 million, primarily reflecting decreases in new business, a decrease in audit premium and a decline of 2% in renewal pricing, partially offset by a one-point increase in our retention rate to 87%. New business was $7.5 million in 2019, compared to $16.6 million in 2018, and audit premium decreased 46% to approximately $700,000. Of note, the Great Falls renewal rights transaction accounted for $3.7 million of new business in the first quarter of 2018, the first full quarter after the transaction, compared to approximately $800,000 of new business in our New England region in the first quarter of 2019. The renewal pricing declines and the decrease in new business reflects our adherence to our underwriting and pricing standards in a very competitive market.
Our alternative market business, which we predominately cede to the Segregated Portfolio Cell Reinsurance segment, accounted for $34.6 million of the gross premiums written in the quarter, a 6.1% increase over the prior year period.
The calendar year net loss ratio increased from 65.2% to 66.3%, quarter-over-quarter, due to an increase in the current accident year net loss ratio, partially offset by an increase in net favorable prior year reserve development. The increase in the current accident year net loss ratio from 66.1% to 68.2% primarily reflected the effect of the continuation of intense price competition and the resulting decline in renewal pricing. Net favorable prior year reserve development of approximately $900,000 in the quarter resulted from overall favorable trends in claim closing patterns, primarily in the 2016 accident year, and includes purchase accounting amortization of approximately $400,000.
The underwriting expense ratio increased from 30.5% to 30.9% quarter-over-quarter, primarily reflecting the impact of the decline in audit premium.
SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2019	2018	% Change
Gross premiums written	$36,365	$32,340	12.4%
Net premiums written	$32,682	$28,962	12.8%

Net premiums earned	$19,502	$17,036	14.5%
Net investment income	448	356	25.8%
Net realized gains (losses)	2,141	(473)	552.6%
Other income	87	30	190.0%
Net losses and loss adjustment expenses	(10,745)	(9,953)	(8.0%)
Underwriting, policy acquisition and operating expenses	(5,235)	(5,114)	(2.4%)
SPC net operating results	6,198	1,882	229.3%
Segregated portfolio cell dividend (expense) income (1)	(4,787)	(1,747)	(174.0%)
Segment operating results (2)	$1,411	$135	945.2%
(1) Represents the operating (profit) loss due to external cell participants.
(2) Represents our share of the operating profit (loss) of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended March 31
	2019	2018
Current accident year net loss ratio	66.7%	67.2%
Effect of prior accident years’ reserve development	(11.6%)	(8.8%)
Net loss ratio	55.1%	58.4%
Underwriting expense ratio	26.8%	30.0%
Combined ratio	81.9%	88.4%
The Segregated Portfolio Cell Reinsurance segment represents the operating results (underwriting profit or loss, plus investment results) of Segregated Portfolio Cells (SPCs) within Eastern Re and Inova Re, our Cayman Islands SPC

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operations. The segment operating results of $1.4 million represent our share of the results of segregated portfolio cell programs in which we participate to a varying degree.
Gross written premiums increased 12.4% quarter-over-quarter, to $36.4 million, primarily reflecting a six-point increase in the workers’ compensation renewal retention rate to 97% and an increase in audit premium, partially offset by a decrease in new business and a decline of 2% in renewal pricing. The renewal pricing declines and decrease in new business reflect the competitive worker’s compensation pricing environment. The majority of the gross written premium in the quarter, $32.1 million, related to workers’ compensation, while the remainder was primarily from healthcare professional liability. We retained all 10 of the available alternative market programs, including nine workers' compensation programs and one healthcare professional liability program up for renewal during the three months ended March 31, 2019.
The current accident year net loss ratio decreased slightly from 67.2% to 66.7%, which primarily reflected a decline in severity-related claim activity, partially offset by the effect of the continuation of intense price competition and the resulting renewal pricing decreases.
The favorable trends in prior accident year claim closing patterns, particularly in accident years 2015-2017, resulted in net favorable prior year reserve development of approximately $2.3 million, compared to $1.5 million in the year-ago quarter.
The underwriting expense ratio in the Segregated Portfolio Cell Reinsurance segment primarily reflects the ceding commission percentage paid to the Workers’ Compensation Insurance and Specialty P&C segments for insurance services provided to the segregated portfolio cell programs. The ceding commissions are primarily reflected in the respective segments as a reduction to underwriting expenses.
LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2019	2018	% Change
Gross premiums written	$23,588	$12,361	90.8%
Net premiums written	$20,996	$11,841	77.3%

Net premiums earned	$18,641	$12,476	49.4%
Net investment income	1,006	751	34.0%
Other gains (losses)	32	277	(88.4%)
Total revenues	$19,679	$13,504	45.7%

Net losses and loss adjustment expenses	(10,909)	(8,486)	(28.6%)
Underwriting, policy acquisition and operating expenses	(8,469)	(7,246)	(16.9%)
Total expenses	(19,378)	(15,732)	(23.2%)
Total income tax expense (benefit)	(304)	(6)	(4,966.7%)
Segment operating results	$(3)	$(2,234)	99.9%

LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended March 31
	2019	2018
Current accident year net loss ratio	54.5%	70.7%
Effect of prior accident years’ reserve development	4.0%	(2.7%)
Net loss ratio	58.5%	68.0%
Underwriting expense ratio	45.4%	58.1%
Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag and include the operating results from our majority participation in Lloyd's of London Syndicate 1729 and our 100% participation in Syndicate 6131, which is a Special Purpose Arrangement that underwrites on a quota share basis with Syndicate 1729. For the 2019 underwriting year, we slightly decreased our participation in the operating results of Syndicate 1729 from 62% to 61%; however, due to the quarter delay these changes will not be reflected in our Lloyd's Syndicates segment results until the second quarter of 2019. Furthermore, our participation in Syndicate 6131 was not reflected in our Lloyd's Syndicates segment results until

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the second quarter of 2018 as Syndicate 6131 began writing business effective January 1, 2018. Syndicate 1729 underwrites risks over a wide range of property and casualty insurance and reinsurance lines in both the U.S. and international markets while Syndicate 6131 focuses on contingency and specialty property business, also within the U.S. and international markets. Additionally, results associated with the majority of investment assets solely allocated to Syndicate operations and certain U.S. paid administrative expenses are, and have been, reported currently for each period.
Gross premiums written during the first quarter of 2019 reflects our increased participation in the operating results of Syndicate 1729 from 58% to 62% and our participation in the operating results of Syndicate 6131. Gross premiums written in the quarter were $23.6 million, an increase of $11.2 million over the year ago quarter primarily driven by new business written, primarily property insurance coverages, and, to a lesser extent, volume increases on renewal business.
Net premiums earned were $18.6 million, an increase of $6.2 million over the same quarter of 2018. As in prior quarters, this increase primarily reflected an increased amount of business sourced in the open market, where premium is earned over twelve months, as opposed to business written under delegated underwriting authority, where premium is earned over twenty-four months.
The current accident year net loss ratio was 54.5%, a decrease of just over 16 points compared to the same period of 2018, driven by the effect of higher net premiums earned.
We recognized approximately $800,000 of net unfavorable prior year reserve development for the 2019 three-month period, compared to approximately $300,000 of net favorable prior year reserve development for the same period in 2018. The net unfavorable prior year reserve development for the 2019 three-month period was driven by higher than expected losses and development on certain large claims which resulted in unfavorable development with respect to a previous year of account.
Expenses were $8.5 million in the quarter compared to $7.2 million in the first quarter of 2018. The increase in the 2019 three-month period was primarily due to the anticipated growth in Syndicate 1729 operations, an increase in DPAC amortization primarily due to an increase in net premiums earned and broker commissions, and, to a lesser extent, increases in various operational expenses associated with establishing Syndicate 6131.
The 12.7 point decrease in the underwriting expense ratio for the first quarter of 2019, compared to first quarter 2018, was primarily due to the increase in net premiums earned, partially offset by an increase in broker commissions and operating expenses, as previously discussed.
Maximum underwriting capacity for Syndicate 1729 in 2019 is approximately $166.8 million of which $101.7 million is our allocated underwriting capacity. This excludes approximately $15.6 million dedicated to Syndicate 6131 for which ProAssurance is the sole capital provider. The capital we are providing for Syndicate 6131 comes from capital we have already committed to the Lloyd’s segment. We currently support our commitment with investment securities deposited with Lloyd’s which had a fair value of approximately $144.5 million at March 31, 2019.
We are actively evaluating our options for reducing the volatility of results in this segment. We are evaluating using a reinsurance arrangement to mitigate the risks of our corporate member within the syndicate structure during 2019. We will then have the ability to evaluate the full range of strategic options for our participation in 2020 and beyond.
CORPORATE SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2019	2018	% Change
Net investment income	$21,364	$20,920	2.1%
Equity in earnings (loss) of unconsolidated subsidiaries	$(810)	$1,640	(149.4%)
Net realized investment gains (losses)	$34,304	$(11,990)	386.1%
Total revenues	$55,763	$11,513	384.3%
Operating expenses	$4,570	$4,678	(2.3%)
Interest expense	$4,330	$3,705	16.9%
Income tax expense (benefit)	$6,657	$(3,428)	294.2%
Segment operating results	$40,206	$6,558	513.1%

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The operating income in our Corporate segment for the quarter was primarily the result of $34.3 million of net realized investment gains, primarily driven by $30.3 million of unrealized holding gains on our equity trading portfolio.
The quarter-over-quarter increase in net investment income is primarily due to higher earnings from our short-term investment holdings due to higher interest rates and, to a lesser extent, an increase in income from our fixed maturity securities due to higher yields from all asset classes within that portfolio.
The decrease in equity in earnings (loss) of unconsolidated subsidiaries was primarily attributable to lower reported earnings from our limited partnership and limited liability company investment portfolio.
Our income tax expense in the quarter was $6.7 million, primarily the result of an increase in deferred taxes on the unrealized gains on our trading portfolio in the quarter.
Our projected annual effective tax rate was a benefit of 13.1% as of March 31, 2019 before discrete items were considered. For the 2019 three-month period, the most significant discrete item that affected our effective tax rate was the treatment of net realized investment gains and losses.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight significant risks, assumptions and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions, and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations, including the impact of Brexit;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest and tax rate environment;
•	resolution of uncertain tax matters and changes in tax laws, including the impact of the TCJA;
•	changes in laws or government regulations regarding financial markets or market activity that may affect our business;

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•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•	changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the FASB, the SEC, the PCAOB or the NYSE that may affect our business;
•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system and/or changes in the U.S. political climate that may affect healthcare policy or our business;

•
consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	guaranty funds and other state assessments;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks, assumptions and uncertainties that could arise from our membership in the Lloyd's market and our participation in Lloyd's Syndicates include, but are not limited to, the following:

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•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
•
Syndicate operating results can be affected by decisions made by the Council of Lloyd's which the management of Syndicate 1729 and Syndicate 6131 have little ability to control, such as a decision to not approve the business plan of Syndicate 1729 or Syndicate 6131, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

•
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked, making it more difficult for a Lloyd's Syndicate to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
•
Syndicate 1729 and Syndicate 6131 operations are dependent on a small, specialized management team and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future could adversely affect the quality and profitability of Syndicate 1729’s or Syndicate 6131's business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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